UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 21, 2010

INTERNATIONAL SPEEDWAY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Florida	0-2384	59-0709342
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Daytona Boulevard Daytona Beach, Florida	32114
(Address of Principal Executive Offices)	(Zip Code)
(386) 254-2700
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 — Regulation FD
     Item 7.01 Regulation FD Disclosure
Section 8 — Other Items
     Item 8.01 Other Items
In October 2009, we announced that we had entered into a definitive agreement with KB Marine Holdings LLC (“KB Holdings”) under which KB Holdings would acquire 100.0 percent of the outstanding equity membership interests of our wholly-owned subsidiary 380 Development, which owns approximately 676 acres in the New York City borough of Staten Island. The purchase and sale agreement (“Agreement”) called for a total purchase price of $80.0 million and for the transaction to close no later than February 25, 2010, subject to certain conditions, including KB Holdings securing the required equity commitments to acquire the property and performing its obligations under the Agreement. As a result of KB Holdings’ failure to perform its obligations and secure the required equity commitments, the closing did not occur on February 25, 2010.
On April 19, 2010, we executed an amendment to the Agreement which provides an extension to KB Holdings to close the transaction and calls for the closing to occur on or before June 30, 2010. The maximum purchase price to be paid by KB Holdings is $88.0 million, however, if the closing occurs before June 30, 2010, the purchase price will be reduced pursuant to a formula that will reduce the purchase price for each day prior to June 30 that the closing occurs. Under the terms of this Agreement, in no event will the purchase price be less than $84.0 million. During the time provided in the extension, KB Holdings will seek to clarify certain requirements with respect to permitting issues in connection with the development of the property and secure the required equity commitments. While we remain optimistic that a closing will occur, there can be no assurance that KB Holdings will obtain satisfactory clarifications which will allow it to secure the required equity commitments and proceed to closing.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SPEEDWAY CORPORATION (Registrant)
Date: April 21, 2010	By:	/s/ Brett M. Scharback
Brett M. Scharback
Vice President - Deputy General Counsel